Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Reports Second Quarter Financial Results
Monday, July 22, 2013 4:45 pm EDT

Revenue increases as Company delivers best gross margin performance since 2007.

HAYWARD, Calif., July 22, 2013 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries, today reported its financial results for the second quarter ended June 28, 2013.

Revenue for the second quarter of 2013 was $110.1 million, an increase of 9.6% compared to the first quarter of 2013 and an increase of 8% compared to the same period a year ago.  Semiconductor revenue was 86% of total revenue and revenue outside the U.S. accounted for 30% of total revenue for the second quarter of 2013. Gross margin was 14.6%, compared to 13.8% for the previous quarter and 14.0% for the same period a year ago.

The Company recorded net income of $2.3 million, or $0.08 per share in the second quarter of 2013 compared to a net loss of $0.3 million, or $(0.01) per share, in the previous quarter and net income of $2.8 million, or $0.12 per share, for the same period a year ago. The company’s tax rate for the second quarter of 2013 was 20.1%. The financial information presented for the second quarter of 2012 does not include the operations of Advanced Integration Technologies (“AIT”), which Ultra Clean acquired on July 3, 2012.

Cash at the end of the second quarter of fiscal year 2013 was $71.3 million, an increase of $6.4 million from the previous quarter.  Outstanding debt was $68.4 million at the end of the second quarter of fiscal year 2013, a decrease of $2.4 million from the previous quarter.

Clarence Granger, Ultra Clean’s Chairman and Chief Executive Officer, stated: “I am pleased that during the quarter we had several noteworthy achievements as we continued to see a recovery in the semiconductor capital equipment industry. Our cash balance was at an all-time high of $71.3 million while we reduced our debt by nearly $2.4 million. Our gross margins improved by nearly a full percentage point quarter over quarter and our inventory levels continued to decline with increased operational focus. We also continued our integration activities with AIT as we focus on the synergies created by combining the two companies.”

Commenting on Ultra Clean’s corporate guidance, Granger noted: “We expect revenue for the third quarter of 2013 to range between $103 million to $110 million, with earnings per share in the range of $0.03 to $0.08. Excluding amortization associated with the merger with AIT we expect earnings per share to be in the range of $0.06 to $0.12. We are forecasting a tax rate of 24% for the third quarter and a tax rate of 24% for the year.”

Ultra Clean will conduct a conference call today, Monday, July 22, beginning at 1:45 p.m. PDT at 888-561-5097 (domestic) and 706-679-7569 (international). A replay of the webcast will be available for fourteen days following the conference call at 855-859-2056 (domestic) and 404-537-3406 (international). The confirmation number for the live broadcast and replay is 14924104 (all callers). The conference call will also be webcast live and be available for fourteen days on our website.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates,", “projection”, “forecast”, "believes," "plan," "expect," "future,"' "intends," "may," "will," "estimates," "predicts,"  and similar expressions to identify these forward-looking statements. Forward looking statements included in this press release include our expectations with respect to third quarter 2013 revenue and earnings per share and our forecasted tax rate for the third quarter of fiscal 2013 and the full fiscal year 2013, our expectations with respect to business conditions in fiscal year 2013 and our expectations regarding synergies and related cost savings in connection with our acquisition of AIT. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, the Company’s actual results may differ materially from the results predicted or implied by these forward- looking statements. These risks, uncertainties and other factors also include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 28, 2012 filed with the Securities and Exchange Commission. Additional information will also be set forth in our quarterly report on Form 10-Q for the quarter ended June 28, 2013.  Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise unless required by law.

Contact:
Ultra Clean Holdings, Inc.
Casey Eichler
CFO
510/576-4704

Ultra Clean Holdings, Inc
Condensed Consolidated Statements of Income
(Unaudited; in thousands, except per share data)

	For the three months ended		For the six months ended
	June 28, 2013	June 29, 2012	June 28, 2013	June 29, 2012
Sales	$110,107	$101,949	$210,571	$212,514

Cost of goods sold	94,004	87,695	180,645	182,600

Gross profit	16,103	14,254	29,926	29,914

Operating expenses:
Research and development	1,489	1,288	2,746	2,694
Sales and marketing	2,465	1,666	4,784	3,410
General and administrative	8,522	6,838	18,148	13,081
Total operating expenses	12,476	9,792	25,678	19,185

Income from operations	3,627	4,462	4,248	10,729

Interest and other income (expense), net	(730)	(14)	(1,687)	(119)

Income before income taxes	2,897	4,448	2,561	10,610

Income tax provision	581	1,658	556	3,160

Net income	$2,316	$2,790	$2,005	$7,450

Net income per share:
Basic	$0.08	$0.12	$0.07	$0.32
Diluted	$0.08	$0.12	$0.07	$0.31

Shares used in computing net income per share:

Basic	28,370	23,292	28,172	23,289
Diluted	28,757	23,710	28,750	23,893

Ultra Clean Holdings, Inc
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	June 28,	December 28,
ASSETS	2013	2012

Current assets:
Cash and cash equivalents	$71,333	$54,311
Accounts receivable	47,070	50,074
Inventory	48,672	53,965
Other current assets	6,838	6,769
Total current assets	173,913	165,119

Equipment and leasehold improvements, net	8,494	9,282
Goodwill	55,918	56,662
Purchased intangibles, net	24,761	27,702
Other non-current assets	6,244	7,164
Total assets	$269,330	$265,929

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Bank borrowings	$48,706	$48,706
Accounts payable	30,069	23,485
Other current liabilities	7,882	7,045
Total current liabilities	86,657	79,236

Bank debt and other long-term liabilities	22,624	29,913
Total liabilities	109,281	109,149

Stockholders' equity:
Common stock	141,107	139,843
Retained Earnings	18,942	16,937
Total stockholders' equity	160,049	156,780
Total liabilities and stockholders' equity	$269,330	$265,929